As filed with the Securities and Exchange Commission on January 20, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBS Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2949533
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

51 West 52nd Street,
New York, New York 10019
(212) 975-4321
(Address of Principal Executive Offices, including zip code)

CBS Corporation 2009 Long-Term Incentive Plan
CBS Corporation 2000 Stock Option Plan for Outside Directors
CBS Corporation 2005 RSU Plan for Outside Directors
(Full Title of Plans)

Louis J. Briskman, Esq.
Executive Vice President and General Counsel
CBS Corporation
51 West 52nd Street
New York, NY 10019
Telephone: (212) 975-4321
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non–accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Class B Common stock, $0.001 par value per share	68,328,611	$13.37	(2)	$913,553,529.07	$65,136.37
	13,212	$5.72	(3)	$75,572.64	$5.39
	867,052	$5.20	(3)	$4,508,670.40	$321.47
	1,466,125	$6.56	(3)	$9,617,780.00	$685.75
	2,400,000	$13.09	(3)	$31,416,000.00	$2,239.96
Totals:	73,075,000			$959,171,552.11	$68,388.94

(1)
Represents an aggregate of 71,575,000 shares of Class B Common Stock, par value $0.001 per shares (the “Class B Common Stock”), of CBS Corporation (the “Registrant”) available for issuance under the CBS Corporation 2009 Long-Term Incentive Plan (the “2009 LTIP”) and 1,500,000 additional shares of Class B Common Stock available for issuance under the CBS Corporation 2000 Stock Option Plan for Outside Directors, as amended (the “Director Option Plan”) and the CBS Corporation 2005 RSU Plan for Outside Directors, as amended (together with the Director Option Plan, the “Director Plans”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(h) and 457(c) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class B Common Stock on the New York Stock Exchange consolidated reporting system on January 19, 2010 and is estimated solely for purposes of calculating the registration fee.

(3)
Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average weighted exercise price of (i) 13,212 shares of Class B Common Stock subject to outstanding but unexercised stock options granted under the Director Option Plan on January 31, 2009, (ii) 867,052 shares of Class B Common Stock subject to outstanding but unexercised stock options granted under the 2009 LTIP on April 2, 2009, (iii) 1,466,125 shares of Class B Common Stock subject to outstanding but unexercised stock options and stock appreciation rights granted under the 2009 LTIP on July 15, 2009, and (iv) 2,400,000 shares of Class B Common Stock subject to outstanding but unexercised stock options granted under the 2009 LTIP on October 16, 2009.

(4)
Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee is being offset by $275,573.63 of filing fees that were previously paid with respect to 68,300,000 shares of the Class B Common Stock registered on the Registrant’s Registration Statement on Form S-8 (No. 333-124172) filed by the Registrant on April 19, 2005, as subsequently amended on July 10, 2006, which the Registrant has de-registered by post-effective amendment dated January 20, 2010.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 relates to 71,575,000 shares of Class B Common Stock of the Registrant issuable under the 2009 LTIP and an additional 1,500,000 shares of Class B Common Stock of the Registrant issuable under the Director Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.*

Item 2.                      Registrant Information and Employee Plan Annual Information.*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009;

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 that we filed with the SEC on May 7, 2009, August 6, 2009 and November 5, 2009, respectively;

(c)
The Registrant’s Current Reports on Form 8-K that we filed with the SEC on February 18, 2009 (only SEC accession number 0001104659-09-010523), May 5, 2009, May 13, 2009, June 2, 2009, June 10, 2009, June 23, 2009, July 29, 2009, September 18, 2009, October 2, 2009 and October 14, 2009 (only SEC accession number 0000950123-09-050195), and October 16, 2009; and

(d)
The description of CBS capital stock contained in the Registrant’s registration statement on Form 8-A/A, filed with the SEC on November 23, 2005, including all amendments or reports updating this description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. Such information need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. This information and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1).

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of Class B Common Stock registered hereby have been passed upon for the Registrant by Louis J. Briskman, Esq., Executive Vice President and General Counsel of the Registrant. Mr. Briskman owns or has rights to acquire an aggregate of less than 0.2% of the Company’s Class B Common Stock.

Item 6.                      Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “CBS Charter”) contains provisions that eliminate directors’ personal liability, in certain circumstances.

Pursuant to the CBS Charter and the Registrant’s Amended and Restated Bylaws (the “CBS Bylaws”), the Registrant shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Pursuant to the CBS Charter and the CBS Bylaws, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the CBS Charter and the CBS Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer or employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.  On September 15, 2009, the Registrant’s Board of Directors authorized it to enter into an indemnification agreement with each of the directors of the Registrant, which the Registrant and each of its directors have since entered into, the form of which is filed in the Registrant’s Current Report on Form 8-K dated September 18, 2009 and incorporated by reference hereto.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the CBS Charter. The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

See Exhibit Index.

Item 9.                      Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 20th day of January, 2010.

CBS CORPORATION

By:	/s/Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President and Chief Executive	January 20, 2010
Leslie Moonves	Officer and Director
(Principal Executive Officer)

/s/Joseph R. Ianniello	Executive Vice President and	January 20, 2010
Joseph R. Ianniello	Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

*	Executive Chairman of the Board	January 20, 2010
Sumner M. Redstone	and Founder

*	Director	January 20, 2010
David R. Andelman

*	Director	January 20, 2010
Joseph A. Califano, Jr.

*	Director	January 20, 2010
William S. Cohen

*	Director	January 20, 2010
Gary L. Countryman

*	Director	January 20, 2010
Charles K. Gifford

*	Director	January 20, 2010
Leonard Goldberg

*	Director	January 20, 2010
Bruce S. Gordon

*	Director	January 20, 2010
Linda M. Griego

*	Director	January 20, 2010
Arnold Kopelson

*	Director	January 20, 2010
Doug Morris

*	Director	January 20, 2010
Shari Redstone

*	Director	January 20, 2010
Frederic V. Salerno

*By:	/s/Louis J. Briskman
Louis J. Briskman
Attorney-in-fact for the Directors

EXHIBIT INDEX

Exhibit	Description

4(a)
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553).

4(b)
Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended September 30, 2007) (File No. 001-09553).

4(c)	CBS Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Annex A to the Definitive Proxy Statement on Schedule 14A of the Registrant dated April 24, 2009) (File No. 001-09553)

4(d)
CBS Corporation 2000 Stock Option Plan for Outside Directors, as amended (incorporated by reference to Annex B to the Definitive Proxy Statement on Schedule 14A of the Registrant dated April 24, 2009) (File No. 001-09553)

4(e)
CBS Corporation 2005 RSU Plan for Outside Directors, as amended (incorporated by reference to Annex C to the Definitive Proxy Statement on Schedule 14A of the Registrant dated April 24, 2009) (File No. 001-09553)

5	Opinion of Louis J. Briskman, Esq. as to the legality of the securities being registered.*

23(a)	Consent of PricewaterhouseCoopers LLP.*

23(b)	Consent of Louis J. Briskman, Esq. (included in Exhibit 5).

24	Powers of Attorney.*

*	Filed herewith.